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                                                                      Exhibit 16


May 16, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated May 15, 2002 of the Colgate-Palmolive Company Employees Savings & Investment Plan, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: John E. Zoog, Vice President - Global Employee Benefits, Colgate-Palmolive Company
     Stephen C. Patrick, CFO, Colgate-Palmolive Company